Exhibit 99.1
News Release
Contact: Steven D. Jennerjohn
                (920)-743-5551
Source: Baylake Corp.
Baylake Corp. Reports Financial Results for the Three Months ended March 31, 2006
Sturgeon Bay, Wisconsin –(PR Newswire)-April 26, 2006
     Baylake Corp. (OTC BB: BYLK.ob), a bank holding company with $1.1 billion in assets, reported net income of $1.3 million or $0.17 basic earnings per share for the three months ended March 31, 2006, as compared to $2.6 million or $0.34 per share for the three months ended March 31, 2005. The decrease in net income for the three-month period ended March 31 is primarily due to a decrease in net interest income, an increase in the provision for loan losses and an increase in non-interest expense. These were partially offset by a decrease in income tax expense.
     Diluted earnings per share were $0.17 for the first three months of 2006 compared to $0.33 a year earlier. Return on assets (ROA) and return on equity (ROE) decreased for the three months ended March 31, 2006, to 0.48% and 6.81%, respectively, from 0.98% and 13.49%, respectively, from the same period one year ago.
     For the three months ended March 31, 2006, net interest income decreased $736,000 to $7.9 million when compared to the same period in 2005 due primarily to a decrease in net interest margin of 43 basis points offset partially by an increase in average interest-earning assets of $36.2 million or 3.7% for the period. The decline in net interest margin was primarily the consequence of the Federal Reserve’s monetary policy of gradually increasing short-term interest rates which has caused interest rates to rise faster on short-term deposits than on loans and investments. This flattening of the yield curve where shorter-term interest rates have caught up with longer-term interest rates, an increase in competition for both deposits and loans, the redemption of trust preferred securities (as noted in the press release dated February 28, 2006 and further discussed below) and a substantial increase in non-accrual loans (as discussed below, the impact of which was a decrease of $407,000 in interest income for the quarter) were major factors driving the compression of the net interest margin.
     Net interest margin for the three months ended March 31, 2006 decreased to 3.23% from 3.66% a year earlier as interest-earning assets re-priced 88 basis points higher in addition to growth in average interest-earning assets which was more than offset by an increase of 144 basis points in interest-bearing liabilities. The increase in average interest-earning assets was primarily attributable to growth of $60.0 million in average loans partially offset by a decrease in average investments and other earning assets of $23.8 million during the period. In addition, interest spread decreased to 2.84% for the three months ended March 31, 2006 compared to 3.40% for the same period in 2005.
     Baylake Corp. recorded provisions for loan losses totaling $200,000 during the three months ended March 31, 2006, compared to $30,000 for the same period in 2005. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan loss which takes into account various factors including specific credit allocations for individual loans, historical loss experience for category of loans, consideration of concentrations and changes in portfolio volume, and other qualitative factors. For the three months ended March 31, 2006, this calculation also took into account overall asset quality in the loan portfolio during the period.
     Non-interest income for the first quarter of 2006 decreased $25,000 compared to a year earlier. Trust fees increased $122,000 to $301,000 as a result of additional business during the first quarter of 2006. These increases were offset by a decrease in other income of $157,000. First quarter income for 2005 had included a gain on sale of stock of $179,000 in connection with a third party acquisition of Pulse (an ATM operator/provider) in which the Bank held an ownership interest. The remainder of the changes in non-interest income for the quarter resulted from an increase in other services to customers of $41,000 offset partially by a decrease in fees from loan servicing of $23,000.

     Non-interest expense increased $1.1 million or 15.3%, to $8.1 million for the three months ended March 31, 2006 compared to the same period in 2005. Personnel and benefit expense increased approximately $464,000 of which $369,000 was due to increases in salary expense. The increase in salary expense was due to additional staffing (324 full-time equivalent employees for the first quarter of 2006 compared to 308 for the same period in 2005) and normal salary increases. The increase also included funding costs of the Baylake Bank Supplemental Executive Retirement Plan (“Plan”) which was established in the first quarter of 2005. Costs for the three months ended March 31, 2006 amounted to $335,000 compared to costs of approximately $300,000 that were recognized a year earlier for the vested portion of the Plan. Other occupancy and equipment expense increased $131,000 for the three months ended March 31, 2006 compared to the same period in 2005 as a result of increased depreciation, equipment upgrades and utility costs, due in part to the operation of a remodeled facility located in Green Bay that was opened in June 2005. Other operating expense increased $467,000 for the three months ended March 31, 2006, in part due to costs of $211,000 related to various employee recruitment and search expenses, including those costs related to the search for a new chief executive officer and $103,000 due to new product offering costs.
     Income tax expense decreased $750,000 for the three months ended March 31, 2006 when compared to the same period last year, the result of decreased taxable income.
     Total assets for Baylake Corp. increased 1.2% for the three months ended March 31, 2006. Assets were $1.1 billion at both March 31, 2006 and December 31, 2005. Total loans increased 2.4% during the first three months of 2006 to $832.0 million at March 31, 2006, while deposits decreased 0.7% to $851.1 million during the period. Growth in shareholders’ equity was flat during the three months ended March 31, 2006 with balances totaling $78.5 million at March 31, 2006 and December 31, 2005.
     The allowance for loan loss increased $187,000 to $9.7 million during the three months ended March 31, 2006, reflecting an increased provision during the period partially offset by the $13,000 in net loan charge-offs for the period. The ratio of allowance for loan loss to total loans was 1.17% at March 31, 2006, as compared to 1.18% at December 31, 2005.
     Non-performing loans totaled $26.4 million and $6.9 million at March 31, 2006 and December 31, 2005, respectively. The increase in non-performing loans during the quarter ended March 31, 2006 was due to an increase in non-accrual loans during the period. New non-accrual loans totaling $19.5 million have been added during this quarter due to six unrelated commercial loans that are experiencing difficulties in cash flow, operations, or management. One loan is a commercial real estate development, two are recreational real estate properties, one loan is a residential real estate development, one is a restaurant, and one is a retail shopping mall. Each of these loans is secured primarily by commercial or residential real estate and the bank has initiated litigation measures involving three of these loans, which comprise $7.2 million of the $19.5 million increase. Voluntary liquidation plans are in place for the other loans to assist in the sale of underlying real estate assets and recovery of loan balances upon sale. However, the bank does not have a time line for final disposition of these delinquencies because of the uncertainty of the marketing process. Current impairments have been established for each of these credits and the bank does not anticipate any further loss at this time, in part due to expected collateral values. The ratio of allowance for loan loss to non-performing loans was 36.9% and 137.6% at March 31, 2006 and December 31, 2005, respectively.
     Baylake Corp. believes the balance of the allowance for loan loss is presently sufficient to absorb probable incurred losses at March 31, 2006. However, future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.
     Foreclosed assets, net, at March 31, 2006 decreased $1.5 million from December 31, 2005 primarily as the result of the sales of five commercial and one residential real estate properties totaling $1.8 million. Net gains on the sale of those properties amounted to $78,000.

     As noted in a press release dated February 28, 2006, Baylake Corp. redeemed on March 31, 2006 (the “Redemption Date”) all of its $16.6 million 10.00% Cumulative Trust Preferred Securities (the “Trust Preferred Securities”) and its 10.00% Common Securities at a price equal to the $10.00 liquidation amount of each security plus all accrued and unpaid interest per security to the Redemption Date. In connection with the redemption of the Trust Preferred Securities, Baylake Corp. expensed during the first quarter $475,015 ($313,510 net of tax) of unamortized origination cost associated with these securities.
     Baylake Corp. funded the redemption through the issuance of $16.1 million of trust preferred securities and $498,000 of trust common securities that will adjust quarterly at a rate equal to 1.35% over the three month LIBOR. The initial interest rate on this financing for the second quarter is 6.31%. This lower interest rate will provide interest savings beginning in the second quarter of 2006 and management believes that the new financing should provide a better match for the overall interest rate sensitivity position of Baylake Corp. going forward.
     Capital resources for the three months ended March 31, 2006 decreased by $38,000. Baylake Corp. anticipates that it has resources available to meet its commitments. At March 31, 2006, Baylake Corp. had $73.6 million of established lines of credit with nonaffiliated banks, of which $49.1 million was available at March 31, 2006.
     Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.
     The following appears in accordance with the Private Securities Litigation Reform Act of 1995:
     This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”
     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2005, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, developments relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.
     Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

SUMMARY FINANCIAL DATA
The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at March 31, 2006 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

	At	At
	March 31,	December 31,
	2006	2005
	(dollars in thousands)

Selected Financial Condition Data (at end of period):
Total assets	$1,102,168	$1,089,408
Investment securities(1)	173,384	171,638
Federal funds sold	117	199
Total loans	832,012	812,296
Allowance for loan losses	9,738	9,551
Total deposits	851,086	856,711
Borrowings(2)	146,044	126,500
Subordinated debentures	16,100	16,100
Total shareholders’ equity	78,506	78,544
Non-performing loans, net of discount(3)(4)	26,385	6,942
Non-performing assets, net of discount(3)(4)	28,184	10,275

	As of and for the
	Three Months
	Ended March 31,
	2006	2005

Selected Income Data:
Total interest income	$16,646	$13,812
Total interest expense	8,768	5,198

Net interest income	7,878	8,614
Provision for loan losses	200	30

Net interest income after provision for loan losses	7,678	8,584
Total non-interest income	2,238	2,263
Total non-interest expense	8,124	7,045

Income before income tax	1,792	3,802
Income tax provision	468	1,218

Net income	$1,324	$2,584

Per Share Data:(5)
Net income per share (basic)	$0.17	$0.34
Net income per share (diluted)	0.17	0.33
Cash dividends per common share	0.16	0.15
Book value per share	10.06	9.83

Performance Ratios:(6)
Return on average total assets	0.48%	0.98%
Return on average total shareholders’ equity	6.81	13.49
Net interest margin(7)	3.23	3.66
Net interest spread(7)	2.84	3.40
Non-interest income to average assets	0.82	0.86
Non-interest expense to average assets	2.97	2.68
Net overhead ratio(8)	2.15	1.82
Efficiency ratio(10)	78.24	63.03
Average loan-to-average deposit ratio	97.44	93.01
Average interest-earning assets to average interest-bearing liabilities	110.97	112.66

Asset Quality Ratios:(3)(4)(6)
Non-performing loans to total loans	3.17%	1.06%
Allowance for loan losses to:
Total loans	1.17	1.31
Non-performing loans	36.91	124.02
Net charge-offs to average loans	0.01	0.10
Non-performing assets to total assets	2.56	1.00

Capital Ratios:(6)(9)
Shareholders’ equity to assets	7.12%	7.07%
Tier 1 risk-based capital	9.63	9.58
Total risk-based capital	10.66	10.71
Leverage ratio	8.34	8.29

Other Data at End of Period:
Number of bank subsidiaries	1	1
Number of banking facilities	27	27
Number of full-time equivalent employees	324	308

(1)	Includes securities classified as available for sale.

(2)	Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3)	Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	The increase in non-performing assets during the three months ended March 31, 2006 was due, in part, to a $19.5 million increase in non-accrual loans in the first quarter of 2006, particularly relating to six unrelated commercial credits, offset partially by a decrease in other real estate owned in the first quarter of 2006.

(5)	Earnings per share are based on the weighted average number of shares outstanding for the period.

(6)	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8)	Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

(9)	The capital ratios are presented on a consolidated basis

(10)	Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding investment securities gains, net and excluding net gains on sale of fixed assets.

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